Exhibit 11

Simpson Manufacturing Co., Inc. and Subsidiaries

Computation of Earnings Per Common Share

(Unaudited)

Basic Earnings per Share

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

Weighted average number of common shares outstanding	24,012,686	24,604,164	24,142,474	24,592,820

Net income	$21,814,497	$17,681,608	$39,763,967	$28,706,509

Basic net income per share	$0.91	$0.72	$1.65	$1.17

Simpson Manufacturing Co., Inc. and Subsidiaries

Computation of Earnings Per Common Share

(Unaudited)

Diluted Earnings per Share

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

Weighted average number of common shares outstanding	24,012,686	24,604,164	24,142,474	24,592,820

Shares issuable pursuant to employee stock option plans, less shares assumed repurchased at the average fair value during the period	415,694	348,166	404,033	338,614

Shares issuable pursuant to the independent director stock option plan, less shares assumed repurchased at the average fair value during the period	6,571	5,082	6,255	4,904

Number of shares for computation of diluted net income per share	24,434,951	24,957,412	24,552,762	24,936,338

Net income	$21,814,497	$17,681,608	$39,763,967	$28,706,509

Diluted net income per share	$0.89	$0.71	$1.62	$1.15